Exhibit 99.2

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Commences Tender Offer

for Any and All of Its 12.875% Senior Notes Due 2018

FRANKLIN, Tenn. - September 14, 2015 - Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 12.875% Senior Notes due 2018 (the “Notes”).

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, September 18, 2015, unless extended or earlier terminated (such time, as may be extended, the “Expiration Time”). Holders who validly tender (and do not validly withdraw) their Notes prior to the Expiration Time will be eligible to receive $1,078 for each $1,000 principal amount of such tendered Notes. In addition to the purchase price, holders of Notes that are validly tendered and accepted for purchase will also receive accrued and unpaid interest to, but not including, the settlement date for the Tender Offer, which we currently expect to be September 21, 2015.

Tendered Notes may be withdrawn at any time at or prior to (i) the Expiration Time or (ii) if the Tender Offer is extended, the 10th business day after the commencement of the Tender Offer. Tendered Notes may also be withdrawn after the 60th business day after commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60 business days after commencement of the Tender Offer. Completion of the Tender Offer is subject to certain market and other conditions, including the consummation of the concurrently announced financing transaction.

The Company intends to deliver a notice of redemption to redeem any Notes outstanding following the consummation of the Tender Offer that are not purchased pursuant to the Tender Offer.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase dated as of September 14, 2015, the related Letter of Transmittal and the Notice of Guaranteed Delivery, copies of which may be obtained from Ipreo LLC, the information agent and tender agent for the Tender Offer, at https://www.debtdomain.com/p/acadia/index.html, or by telephone at (212) 849-3880 (collect) or at (888) 593-9546 (toll-free).

The Company has retained Jefferies LLC and BofA Merrill Lynch to serve as the dealer managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Jefferies LLC at Attn: Justin Polselli, (888) 708-5831 (toll-free), (212) 363-8273 (New York) and to BofA Merrill Lynch at Attn: Edward Stansky, (888) 292-0070 (toll-free), (980) 387-9534 (collect).

None of the Company, the trustee, the dealer managers or the information agent and tender agent make any recommendations as to whether holders should tender their Notes pursuant to the Tender Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

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ACHC Commences Tender Offer for Any and All

of Its 12.875% Senior Notes Due 2018

September 14, 2015

This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase or sell the Notes or any other securities, nor shall there be any purchase of the Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Tender Offer is being made solely pursuant to the Offer to Purchase dated as of September 14, 2015, the related Letter of Transmittal and the Notice of Guaranteed Delivery, which set forth the complete terms of the Tender Offer.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral health services. Acadia operates a network of 232 behavioral health facilities with more than 9,400 beds in 37 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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